Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION

CONTACT:	Investor Relations 404-715-6679 Corporate Communications 404-715-2554

Delta Air Lines Reports Monthly Results for August 2006
ATLANTA, September 29, 2006 - Delta Air Lines (Other OTC: DALRQ) today filed its Monthly Operating Report for August 2006 with the U.S. Bankruptcy Court for the Southern District of New York. Key points include:

•	Delta’s August 2006 net loss was $11 million.

•	As of August 31, 2006, Delta had $3.0 billion of unrestricted cash, cash equivalents and short-term investments.

Delta reported a net loss of $11 million in the month of August 2006, a $147 million improvement compared to the net loss of $158 million in August 2005. As of August 31, 2006, Delta had $3.9 billion of cash, cash equivalents and short-term investments, of which $3.0 billion was unrestricted.

Restructuring Progress
In September 2005, Delta announced a comprehensive restructuring plan intended to deliver an additional $3 billion in annual financial benefits through revenue improvements and cost reductions by the end of 2007. During the month of August, Delta’s progress in restructuring its business is reflected by:

•	Reducing mainline non-fuel CASM (1) to 6.66 cents for the month, a 7.6 percent reduction from August 2005.

•	Increasing consolidated passenger unit revenue to 10.64 cents, a 12.8 percent improvement compared to August 2005.

“During the month of August, Delta continued to make progress as evidenced by our revenue and cost performance,” said Edward H. Bastian, Delta’s executive vice president and chief financial officer.  “While we have more work ahead of us to achieve sustained profitability, we are encouraged by our results to date and are on track with our restructuring plan.”

Important Financial Disclosure

We believe that our currently outstanding common stock will have no value and will be canceled under any plan of reorganization we propose, and that the value of our various pre-petition liabilities and other securities is highly speculative.  Accordingly, we urge that caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.

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About Delta

Delta Air Lines offers customers service to more destinations than any global airline with Delta and Delta Connection carrier service to 292 destinations in 46 countries. With more than 50 new international routes added in the last year, Delta is America’s fastest growing international airline and is the world’s leading carrier between the United States and destinations across Europe, India and Israel with flights to 29 trans-Atlantic destinations. To Latin America and the Caribbean, Delta offers nearly 400 weekly flights to 48 destinations. Delta's marketing alliances also allow customers to earn and redeem SkyMiles on more than 14,000 flights offered by SkyTeam and other partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. Including its SkyTeam and worldwide codeshare partners, Delta offers flights to 461 worldwide destinations in 96 countries. Customers can check in for flights, print boarding passes and check flight status at delta.com.

Endnotes
(1) Included is a reconciliation of Delta’s mainline CASM excluding fuel expense. Delta presents mainline CASM excluding fuel expense because management believes high fuel prices mask the progress that Delta achieved toward its business plan targets.

Statements in this news release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the actions and decisions of our creditors and other third parties with interests in our Chapter 11 proceedings; our ability to obtain court approval with respect to motions in the Chapter 11 proceedings prosecuted from time to time; our ability to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 proceedings and to consummate all of the transactions contemplated by one or more such plans of reorganization or upon which consummation of such plans may be conditioned; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for us to propose and confirm one or more plans of reorganization, to appoint a Chapter 11 trustee or to convert the cases to Chapter 7 cases; our ability to obtain and maintain normal terms with vendors and service providers; our ability to maintain contracts that are critical to our operations; our ability to maintain adequate liquidity to fund and execute our business plan during the Chapter 11 proceedings and in the context of a plan of reorganization and thereafter; our ability to comply with financial covenants in our financing agreements; labor issues, including our ability to reduce our pilot labor costs to the level called for by our business plan and possible strikes or job actions by unionized employees; our ability to implement our business plan successfully; the cost of aircraft fuel; pension plan funding obligations; interruptions or disruptions in service at one of our hub airports; our increasing dependence on technology in our operations; our ability to retain management and key employees; restructurings by competitors; the effects of terrorist attacks; and competitive conditions in the airline industry.

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Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in Delta’s Securities and Exchange Commission filings, including its Form 10-K filed on March 27, 2006 and its Form 10-Q, filed on August 9, 2006.

The risks and uncertainties and the terms of any reorganization plan ultimately confirmed can affect the value of our various pre-petition liabilities, common stock and/or other securities.  No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these liabilities or securities.

Investors and other interested parties can obtain information about Delta’s Chapter 11 filing on the Internet at delta.com/restructure. Court filings and claims information are available at deltadocket.com.  Caution should be taken not to place undue reliance on Delta’s forward-looking statements, which represent Delta’s views only as of September 29, 2006, and which Delta has no current intention to update.

Note 1: The following tables show reconciliation of certain financial measures adjusted for the items shown below.

	For the	For the
	Month Ended	Month Ended
	August 31, 2006	August 31, 2005
(in cents)
Mainline CASM	10.05	10.05
Items excluded:
Fuel expense	3.39	2.85
Mainline CASM excluding fuel expense	6.66	7.20